Exhibit 4.2

DESCRIPTION OF NEWS CORPORATION’S SECURITIES

The following is a description of News Corporation’s (the “Company”) securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended, and does not purport to be complete. For a complete description of the terms and provisions of such securities, refer to News Corporation’s Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), Amended and Restated By-laws (the “Amended and Restated By-laws”) and Rights Agreement (as defined below), each of which is included as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. This summary is qualified in its entirety by reference to these documents.

Authorized Capital Stock

Under the Restated Certificate of Incorporation, the Company’s authorized share capital consists of one billion five hundred million (1,500,000,000) shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), seven hundred fifty million (750,000,000) shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “common stock”), twenty-five million (25,000,000) shares of Series Common Stock, par value $0.01 per share (“Series Common Stock”) and twenty-five million (25,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

Description of Class A Common Stock and Class B Common Stock

Class A Common Stock Voting Rights

Subject to applicable law, each of the shares of Class A Common Stock shall entitle the record holders thereof, voting together with the holders of Class B Common Stock as a single class, to one vote per share only under the following circumstances:

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on a proposal to dissolve News Corporation or to adopt a plan of liquidation of News Corporation, and with respect to any matter to be voted on by its stockholders following adoption of a proposal to dissolve News Corporation or to adopt a plan of liquidation of News Corporation;

•	on a proposal to sell, lease or exchange all or substantially all of News Corporation’s property and assets;

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on a proposal to adopt an agreement of merger or consolidation in which News Corporation is a constituent corporation, as a result of which its stockholders prior to the merger or consolidation would own less than 60% of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; and

•

with respect to any matter to be voted on by News Corporation’s stockholders during a period during which a dividend (or part of a dividend) in respect of the Class A Common Stock has been declared and remains unpaid following the payment date with respect to such dividend (or part thereof).

Other than as set forth in the preceding paragraph and as provided by law, a holder of a share of Class A Common Stock has no right to vote.

The holders of the Class A Common Stock entitled to vote on a particular matter shall vote in the same manner and subject to the same conditions as the holders of the Class B Common Stock, Preferred Stock or Series Common Stock.

Class B Common Stock Voting Rights

As a general matter, holders of Class B Common Stock are entitled to one vote per share on all matters on which stockholders have the right to vote.

Quorum; Voting Standards

At annual and special meetings of stockholders a majority in voting power of all of the outstanding shares of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or by the Restated Certificate of Incorporation.

Unless otherwise provided by the Restated Certificate of Incorporation, Amended and Restated By-laws, the rules or regulations of any stock exchange applicable to the Company, applicable law or pursuant to any regulation applicable to the Company or its securities, (a) at all meetings of stockholders for the election of directors, each director shall be elected by a majority of the votes cast unless the election is contested, in which case the directors shall be elected by a plurality of the votes cast and (b) any other question brought before any meeting of stockholders shall be determined by the affirmative vote of a majority of the votes cast thereon by the holders represented and entitled to vote thereon.

Dividends

Holders of Class A Common Stock and Class B Common Stock are, generally, entitled to such dividends, if any, as may be declared by the Company’s board of directors (the “Board of Directors”) from time to time in its sole discretion out of the Company’s legally available assets or funds, subject to the following provisions:

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if dividends are declared on the Class A Common Stock or Class B Common Stock that are payable in shares of common stock, or securities convertible into, or exercisable or exchangeable for common stock (as defined in the Restated Certificate of Incorporation), the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of such class of common stock), respectively; and

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in no event shall the shares of the Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

Any dividends declared by the Board of Directors on a share of common stock shall be declared in equal amounts with respect to each share of Class A Common Stock and Class B Common Stock (as determined in good faith by the Board of Directors in its sole discretion), provided that in the case of dividends payable in shares of the Company’s common stock, or securities convertible into, or exercisable or exchangeable for, the Company’s common stock, or dividends or other distributions (including, without limitation, any distribution pursuant to a stock dividend or a “spin-off,” “split-off” or “split-up” reorganization or similar transaction) payable in shares or other equity interests of any corporation or other entity which immediately prior to the time of the distribution is a subsidiary of News Corporation and which possesses authority to issue class A common stock or equity interests and class B common stock or equity interests (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests) with voting characteristics identical or comparable to those of News Corporation Class A Common Stock and News Corporation Class B Common Stock, respectively, such dividends shall be paid as provided for in the Restated Certificate of Incorporation, including the limitations described above.

Anti-Takeover Effects of Various Provisions of Delaware Law, the Restated Certificate of Incorporation and Amended and Restated By-laws and the Rights Agreement

Size of Board and Vacancies; Removal

Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock then outstanding, the Restated Certificate of Incorporation and Amended and Restated By-laws provide that the total number of directors constituting the entire Board of Directors shall be not less than three (3), with the then-authorized number of directors being fixed from time to time exclusively by the Board of Directors. Subject to the special rights of the holders of any series of Preferred Stock or Series Common Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of directors and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Stockholder Action by Written Consent

Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, the Restated Certificate of Incorporation provides that the Company’s stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Amendment of By-laws

The Restated Certificate of Incorporation and Amended and Restated By-laws provide that the Board of Directors is authorized to adopt, repeal, alter or amend the Amended and Restated By-laws by a vote of a majority of the entire Board of Directors. In addition to any requirements of law and any other provision of the Restated Certificate of Incorporation, the Company’s stockholders may, with the affirmative vote of holders of 65% or more of the combined voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, adopt, amend, alter or repeal any provision of the Amended and Restated By-laws.

Amendment of the Certificate of Incorporation

The Restated Certificate of Incorporation provides that the affirmative vote of the holders of 65% or more of the combined voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision inconsistent with, certain provisions of the Restated Certificate of Incorporation.

Transfer Restrictions

The Restated Certificate of Incorporation provides that an Owner (as defined in the Restated Certificate of Incorporation) of shares of Class A Common Stock or Class B Common Stock may not sell, exchange or otherwise transfer Ownership (as defined in the Restated Certificate of Incorporation) of such shares to any person who has made an Offer (as defined in the Restated Certificate of Incorporation) pursuant to such Offer unless such Offer relates to both Class A Common Stock and Class B Common Stock, or another Offer or Offers are contemporaneously made with such Offer by such person such that, between all the Offers, they relate to both Class A Common Stock and Class B Common Stock, and the terms and conditions of such Offer or Offers as they relate to each of the shares of Class A Common Stock and Class B Common Stock are Comparable (as defined in the Restated Certificate of Incorporation).

Additionally, the acquisition of interests in securities of News Corporation is subject to the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”). Given that News Corporation owns Australian media businesses, the acquisition by a “foreign person” (within the meaning of the FATA) of 20% or more of New Corporation’s securities will constitute a “notifiable action” and/or “significant action” under the FATA and therefore the acquisition can only be made with prior approval from the Australian Treasurer under the FATA. Failure to obtain such prior approval is an offence and also will entitle the Australian Treasurer, upon a determination that the acquisition is contrary to Australia’s national interest, to order the divestment of the securities that have been acquired. The Restated Certificate of Incorporation grants the Board of Directors the power to refuse to permit or honor transfers of the Company’s shares, or to redeem shares, where such transfers could result in any regulatory violation or certain other adverse consequences to the Company.

Stockholder Meetings

Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, the Restated Certificate of Incorporation and Amended and Restated By-laws provide that special meetings of stockholders (i) may be called by the Board of Directors pursuant to a resolution approved by a majority of the total number of directors then constituting the entire Board of Directors, (ii) may be called by the chairman or a vice or deputy chairman of the Board of Directors or (iii) shall be called by the secretary of News Corporation upon the written request of holders of record of not less than 20% of the outstanding shares of Class B Common Stock, proposing a proper matter for stockholder action under the Delaware General Corporation Law (“DGCL”) at such special meeting, provided that (a) no such special meeting of stockholders shall be called pursuant to clause (iii) if the written request by such holders is received less than 135 days prior to the first anniversary of the date of the preceding annual meeting of stockholders of News Corporation and (b) any special meeting called pursuant to clause (iii) shall be held not later than 100 days following receipt of the written request by such holders, on such date and at such time and place as determined by the Board of Directors.

Requirements for Advance Notice of Stockholder Nominations and Proposals

Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, the Amended and Restated By-laws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to the Board of Directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to the Board of Directors or proposing other business must give the Company’s secretary written notice of the proposal at the Company’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. These stockholder proposal deadlines are subject to exceptions if the annual meeting date is set more than 30 days before or 70 days after such anniversary date, or if no annual meeting was held in the preceding year, in which case notice by such stockholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting, or the 10th day following the day on which public announcement of the date of such annual meeting is first made. If a special meeting of stockholders is called for the election of directors, a stockholder proposing to nominate a person for that election must give the Company’s secretary written notice of the proposal at the Company’s principal executive offices not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The Amended and Restated By-laws prescribe specific information that any such stockholder notice must contain, including, without limitation, a description of the proposal, the reasons for the proposal, and other specified matters.

Stockholder Rights Agreement

On June 18, 2018, the Company executed a third amended and restated rights agreement (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent. Under the Rights Agreement, the expiration date of the rights is 5:00 P.M. (New York City time) on June 18, 2021. The purchase price for the Company’s Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock”) will be the exercise price of $90.00, subject to certain adjustments. Each share of Series A Junior Participating Preferred Stock has the designations, powers, preferences and rights set forth in the Certificate of Designations of the Series A Junior Participating Preferred Stock, which was filed on June 28, 2013 with the Secretary of State of the State of Delaware (the “Certificate of Designations”). A summary of the terms of the rights is included in the Rights Agreement as Exhibit C thereto.

Under the Rights Agreement, each outstanding share of common stock of the Company will have attached to it one right. Initially, the rights will be represented by the common stock of the Company, will not be traded separately from the common stock and will not be exercisable. The rights will become exercisable for common stock of the Company, unless redeemed or exchanged, 10 business days after the earlier of (i) public announcement that any person or group of affiliated or associated persons (such person or group being an “acquiring person”) has acquired beneficial ownership (defined to include stock which a person has the right to acquire, regardless of whether such right is subject to the passage of time or the satisfaction of conditions) of 15% or more of the Company’s Voting Capital Stock (as defined in the Rights Agreement), other than as a result of repurchases of stock by the Company or the existing ownership of certain exempt persons, as discussed below (such date, the “Stock Acquisition Date”), or (ii) launch of a tender offer to do so.

In the event that the rights become exercisable, the Company will distribute separate rights certificates evidencing the rights to all holders of the Company’s common stock held on the date the rights become exercisable and, thereafter, the separate rights certificates alone will represent the rights.

In the event any acquiring person has become the beneficial owner of 15% or more of the Company’s Voting Capital Stock, each right will entitle its holder (other than the acquiring person) to purchase at the exercise price (subject to adjustments provided in the Rights Agreement), a number of shares of the Class A Common Stock and Class B Common Stock, as applicable, having a then-current market value of twice the exercise price, and in the event of a subsequent merger into or consolidation with, or transfer of 50% or more of the Company’s consolidated assets or earning power to another unaffiliated entity (any such transaction, a “flip-over event”), to purchase, at the exercise price, a number of shares of common stock of the acquiring entity having a then-current market value of twice the exercise price.

K. Rupert Murdoch, members of his immediate family, and the Murdoch Family Trust, as well as any other person who beneficially owned 15% or more of the Company’s Voting Capital Stock as of June 28, 2013, will not be deemed to be acquiring persons under the Rights Agreement by virtue of such holdings (such persons being “exempt persons”). However, if, at any time after June 18, 2018, any exempt person (i) beneficially owns less than 15% of the Company’s Voting Capital Stock or (ii) acquires any additional outstanding shares of the Company’s Voting Capital Stock (other than by way of a pro rata stock dividend or a stock split or solely as a result of any unilateral grant of any security by the Company or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and employees pursuant to any equity incentive or award plan), such person shall no longer be an exempt person under the Rights Agreement. A person will not be deemed to be an acquiring person due to (i) the repurchase of the Company’s shares that causes a holder to become the beneficial owner of 15% or more of the Company’s Voting Capital Stock, unless and until such person acquires beneficial ownership of additional shares representing 1% or more of the Company’s Voting Capital Stock; (ii) acquisitions by way of a pro rata stock dividend or a stock split; (iii) acquisitions solely as a result of any unilateral grant of any security by the Company or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and employees pursuant to any equity incentive or award plan); or (iv) acquisitions of less than 1% of the Company’s total outstanding Voting Capital Stock in addition to the shares that would cause such person to be an acquiring person, to the extent such acquisition is determined by the Board of Directors, in its sole discretion, to be inadvertent, provided, that following such acquisition, the acquirer promptly, but in any case within 10 business days, divests a sufficient number of shares so that such person would no longer otherwise qualify as an acquiring person.

The rights will expire at 5:00 P.M. (New York City time) on June 18, 2021, unless the Rights Agreement is earlier terminated, or the rights are earlier redeemed or exchanged by the Company as described below.

The exercise price of the rights, the number of shares of Series A Junior Participating Preferred Stock issuable, and the number of outstanding rights will be adjusted to prevent dilution that may occur from any stock dividend, a stock split, or a reclassification of the Series A Junior Participating Preferred Stock or the Company’s common stock. With certain exceptions, no adjustment in the exercise price of the rights will be required until cumulative adjustments amount to at least 1% of the exercise price. No fractional rights will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Junior Participating Preferred Stock on the last trading date prior to the date of exercise.

The Board of Directors may redeem the rights, in whole, but not in part, at a price of $0.001 per right (subject to certain adjustments), or amend the Rights Agreement to change the expiration date of the rights at any time prior to the earlier of the date that is 10 business days (unless extended by the Board of Directors in certain circumstances) following the Stock Acquisition Date and the expiration date of the rights. Immediately upon the action of the Board of Directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.001 redemption price.

Any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the date the rights are distributed. After such distribution, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable.

At any time after a person acquires 15% or more of the Company’s Voting Capital Stock, but prior to such person becoming the beneficial owner of 50% or more of the Company’s Voting Capital Stock or there occurs a “flip-over event,” the Board of Directors may cause the Company to exchange for all or part of the then-outstanding and exercisable rights (other than the rights owned by any acquiring person that have become void) shares of the Company’s common stock at an exchange ratio of one share of common stock per right, adjusted to reflect any stock split, stock dividend, or similar transaction. The Company will have the discretion to exchange the rights (other than the rights owned by any acquiring person that have become void) for Series A Junior Participating Preferred Stock (or equivalent preferred stock) at an exchange ratio of one right per one one-thousandth of a share of such preferred stock.

Until a right is exercised, its holder, as such, will have no rights as a stockholder of the Company with respect to such rights, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the rights as described above.

The shares of Series A Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A Junior Participating Preferred Stock (i) will rank junior to any other class or series of the Company’s Preferred Stock with respect to the payment of dividends and the distribution of assets; (ii) will entitle holders to a quarterly dividend in an amount per share equal to the greater of (1) $0.10, or (2) the product of (a) 1,000 (subject to antidilution adjustment) and (b) the aggregate per share amount of all dividends declared on the Class B Common Stock since the preceding dividend payment date; (iii) will entitle holders to one vote on all matters submitted to a vote of the Company’s stockholders; (iv) in the event of the Company’s liquidation, will entitle holders to a preferred liquidation payment equal to $1,000 per share, plus accrued and unpaid dividends, provided that holders shall be entitled to receive not less than an aggregate amount per share equal to the product of (1) 1,000 (subject to antidilution adjustment) and (2) the aggregate amount to be distributed per share to holders of common stock; and (v) in the event of any consolidation, merger, combination, or other transaction in which shares of common stock are exchanged for or changed into stock or securities of another entity, cash and/or other property, will be exchanged or changed into an amount per share equal to the product of (1) 1,000 (subject to antidilution adjustment) and (2) the aggregate amount of stock, securities, cash, and/or other property into which or for which each share of common stock is changed or exchanged.

The rights have certain anti-takeover effects. For example, the rights will cause substantial dilution to any person or group who attempts, without approval of the Board of Directors, to acquire a 15% or greater interest in Voting Capital Stock of the Company. As a result, the overall effect of the rights may be to render it more difficult or to discourage any attempt to acquire the Company, even if the acquisition would be in the best interests of the Company’s stockholders. Because of the Board of Directors’ ability to redeem the rights, the rights should not interfere with a merger or other business combination approved by the Board of Directors.

For so long as the rights continue to be associated with the Company’s common stock, each new share of the Company’s common stock issued will have attached to it a right. Stockholders will not be required to pay any separate consideration for the rights issued with the common stock.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock, Series Common Stock and Preferred Stock will be available for future issuance generally without the approval of the Company’s stockholders. The Company may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock, Series Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of News Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock or Series Common Stock, the holders of shares of Class A Common Stock, Class B Common Stock and, to the extent fixed by the Board of Directors with respect thereto, the Series Common Stock and Preferred Stock shall be entitled to receive all of the Company’s remaining assets available for distribution to its stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the Series Common Stock or Preferred Stock, as so fixed by the Board of Directors).

Preferred Stock and Series Common Stock

The Restated Certificate of Incorporation authorizes the Board of Directors to designate and issue from time to time one or more series of Preferred Stock or Series Common Stock without stockholder approval, provided that the Board of Directors shall not issue any shares of Preferred Stock or Series Common Stock which entitle the holders thereof to more than one vote per share without an affirmative vote of holders of a majority of the capital stock of

News Corporation entitled to vote generally in the election of directors. Under the terms of the Restated Certificate of Incorporation, the Board of Directors is authorized, subject to limitations prescribed by the DGCL and by the Restated Certificate of Incorporation, to issue up to twenty-five million (25,000,000) shares of Preferred Stock and up to twenty-five million (25,000,000) shares of Series Common Stock, each in one or more series, without further action by the holders of the Company’s common stock. The Board of Directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of Preferred Stock or Series Common Stock, and to fix the number of classes or series of Preferred Stock or Series Common Stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The Board of Director’s authority to issue Preferred Stock or Series Common Stock could potentially be used to discourage attempts by third parties to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. See “Anti-Takeover Effects of Various Provisions of Delaware Law, the Restated Certificate of Incorporation and Amended and Restated By-laws and the Rights Agreement.” The Board of Directors may issue Preferred Stock or Series Common Stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Junior Participating Preferred Stock

Shares of Series A Junior Participating Preferred Stock will be reserved for issuance upon exercise of the rights under the Rights Agreement. See “Anti-Takeover Effects of Various Provisions of Delaware Law, the Restated Certificate of Incorporation and Amended and Restated By-laws and the Rights Agreement.” Shares of Series A Junior Participating Preferred Stock may be purchased only after the rights have become exercisable, and each share of Series A Junior Participating Preferred Stock:

•	will rank junior to any other class or series of Preferred Stock with respect to the payment of dividends and the distribution of assets.

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will entitle holders to a quarterly dividend in an amount per share equal to the greater of (1) $0.10, or (2) the product of (a) 1,000 (subject to antidilution adjustment) and (b) the aggregate per share amount of all dividends declared on the Class B Common Stock since the preceding dividend payment date.

•	will entitle holders to one vote on all matters submitted to a vote of the Company’s stockholders.

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in the event of the Company’s liquidation, will entitle holders to a preferred liquidation payment equal to $1,000 per share, plus accrued and unpaid dividends, provided that holders shall be entitled to receive not less than an aggregate amount per share equal to the product of (1) 1,000 (subject to antidilution adjustment) and (2) the aggregate amount to be distributed per share to holders of the common stock.

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in the event of any consolidation, merger, combination, or other transaction in which shares of common stock are exchanged for or changed into stock or securities of another entity, cash and/or other property, will be exchanged or changed into an amount per share equal to the product of (1) 1,000 (subject to antidilution adjustment) and (2) the aggregate amount of stock, securities, cash, and/or other property into which or for which each share of common stock is changed or exchanged.

The Series A Junior Participating Preferred Stock is not redeemable.

The exercise price of the rights, the number of shares of Series A Junior Participating Preferred Stock issuable, and the number of outstanding rights will adjust to prevent dilution that may result from a stock dividend, a stock split, or a reclassification of the Series A Junior Participating Preferred Stock or the Company’s common stock.

No Preemptive Rights

No holder of any News Corporation capital stock has any preemptive rights to subscribe to any News Corporation securities of any kind or class.